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                                                                      EXHIBIT 15

August 14, 2003

Tenneco Automotive Inc.
500 North Field Drive
Lake Forest, IL  60045

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tenneco Automotive Inc. and consolidated subsidiaries for the periods ended June 30, 2003 and 2002, as indicated in our report dated July 21, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777,
333-76261, 333-33442, 333-33934, 333-58056 and 333-101973 on Form S-8 and
Registration Statement No. 333-24291 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Chicago, Illinois